  As filed with the Securities and Exchange Commission on September 17, 2004



                       REGISTRATION NO. 333-
                                            -------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               CONOLOG CORPORATION
                 (Name of Small Business Issuer in its Charter)

           Delaware                                                                  52-0853566
(State or other jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)             Classification Code Number)          Identification No.)

                                 5 Columbia Road
                          Somerville, New Jersey 08876
                                  908-722-8081

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                              Marc Benou, President
                               Conolog Corporation
                          Somerville, New Jersey 08876
                                 (908) 722-8081

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
                            Arnold N. Bressler, Esq.
                      Milberg Weiss Bershad & Schulman LLP
                             One Pennsylvania Plaza
                               New York, NY 10119
                                 (212) 594-5300
                              (212) 868-1229 (fax)

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                       Amount          Proposed Maximum        Proposed Maximum
Title of each class of                 To Be            Offering Price         Aggregate Offering          Amount of
securities to be registered        Registered (1)        Per Share (2)               Price (2)           Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01          679,000 shares       $5.31                 $3,605,490                 $457.00
per share

------------------------------------------------------------------------------------------------------------------------


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act).

(2) Estimated in accordance with Rule 457(c) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the high and low closing prices of our common stock on the Nasdaq SmallCap Market on September 14, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED SEPTEMBER 17, 2004


                               CONOLOG CORPORATION
                         679,000 SHARES OF COMMON STOCK

                                   PROSPECTUS

         This prospectus relates to the public offering of an aggregate of 679,000 shares of our common stock which may be sold from time to time by the selling stockholders named in this prospectus. Of these shares, 200,000 shares are issuable upon the exercise of warrants issued to the selling stockholders and 479,000 shares issued to the selling stockholders.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "CNLG." The last reported sales price for our common stock on September 14, 2004 was $5.31 per share.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is            , 2004
                                               -----------

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.


                                Table of Contents

                                                                                 Page
PROSPECTUS SUMMARY.................................................................2

RECENT DEVELOPMENTS................................................................2

THE OFFERING.......................................................................3

RISK FACTORS.......................................................................3

FORWARD-LOOKING STATEMENTS.........................................................7

USE OF PROCEEDS....................................................................7

SELLING STOCKHOLDERS...............................................................7

PLAN OF DISTRIBUTION...............................................................8

LEGAL PROCEEDINGS.................................................................11

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS......................11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................12

DESCRIPTION OF SECURITIES.........................................................13

INTERESTS OF NAMED EXPERTS AND COUNSEL............................................14

DISCLOSURE OF THE SECURITY AND EXCHANGE COMMISSION'S POSITION OF INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES...................................................14

DESCRIPTION OF BUSINESS...........................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS................................24

DESCRIPTION OF PROPERTY...........................................................28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................................29

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........................29

EXECUTIVE COMPENSATION............................................................30

WHERE YOU CAN FIND MORE INFORMATION...............................................32

FINANCIAL STATEMENTS..............................................................F-1

INDEPENDENT AUDITORS' REPORT......................................................F-2

CONSOLIDATED BALANCE SHEET - JULY 31, 2003 .......................................F-3

CONSOLIDATED STATEMENTS OF OPERATIONS - YEARS ENDED JULY 31, 2003 AND 2002........F-5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY  - YEARS ENDED JULY 31,
     2003 AND 2002................................................................F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS - YEARS ENDED JULY 31, 2003 AND 2002........F-7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS....................................F-9

         Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         As used in this prospectus, the terms "we", "us", "our" and Conolog Corporation means Conolog Corporation, unless otherwise indicated.


PROSPECTUS SUMMARY

Our Company

         We provide digital signal processing and digital security solutions to electric utilities worldwide. We design and manufacture electromagnetic products to the military and provide engineering and design services to a variety of industries, government organizations and public utilities nationwide. Our INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers. Our headquarters are located at 5 Columbia Road, Somerville, New Jersey 08876.


RECENT DEVELOPMENTS

Nasdaq Notification

         For the period ended April 30, 2004, our stockholders' equity was $2,139,848, and we reported net losses from continuing operations of $(1,376,683), $(3,103,410) and $(2,782,451) in our annual filings for the years ended July 31, 2003, 2002, and 2001 respectively. In addition as of June 23, 2004, the market value of our common stock was $7,728,342. On June 24, 2004, Nasdaq notified us that we did not comply with Marketplace Rule 4310(c)(2)(B), which requires us to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of our listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of three most recently completed fiscal years. Nasdaq asked us to, by July 6, 2004, provide it with a specific plan to achieve and sustain compliance with all of The Nasdaq SmallCap Market Listing requirements, including a time frame for completion of our plan. We provided Nasdaq with a plan pursuant to which we believed we could achieve and sustain compliance with Nasdaq's listing requirements. In a letter dated July 16, 2004, Nasdaq stated that we had until August 9, 2004 to regain compliance with Market Place Rule 4310(c)(2)(B).

         On August 9, 2004 we filed a Form 8-K with the Securities Exchange Commission stating, among other things, that as of August 9, 2004, the Company believes it has regained compliance with Nasdaq's stockholders' equity requirement.

         In a letter dated August 18, 2004, Nasdaq notified us that based on our Form 8-K that we filed on August 9, 2004, the Staff determined that we comply with Rule 4310(c)(2)(B)(i). This letter also stated that if we fail to evidence compliance upon filing our next periodic report, we may be subject to delisting. Nasdaq will continue to monitor our ongoing compliance with the stockholders' equity requirement and if at the time of our next periodic report, we do not evidence compliance, we may be subject to delisting.

Private Placements

         Pursuant to a Subscription Agreement, dated as of July 30, 2004, the Company completed a $688,500 private placement of its common stock to certain accredited investors. The Company received net proceeds of approximately $588,126.24. In this private placement, the Company sold 479,000 shares of its common stock. The company also granted the subscribers warrants to purchase an aggregate of 200,000 shares of the Company's common stock at an exercise price of $1.8375 per share. The warrant cannot be exercised until February 1, 2005 expires on July 29, 2009. The warrants issued to the selling stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock set which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Securities Act"), and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the holder to the Company. The holder may allocate which of the equity of Conolog Corporation deemed beneficially owned by it shall be included in the 9.99% and which shall be allocated to the excess above 9.99%. The securities sold to the accredited investors have not been registered under the Securities Act of 1933, as amended, and, thus, may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. Pursuant to the Subscription Agreement with the subscribers, the Company is required to register the resale of the securities and the securities issuable upon exercise of the warrants under the Securities Act.

         On April 26, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. ("Laurus"), under which we issued and sold to Laurus in a private placement (i) a $1,200,000 principal amount Secured Convertible Term Note due April 26, 2007 (the "Term Note") and (ii) a warrant to purchase 270,000 shares of our common stock; 90,000 warrants are at a price equal to $1.325, 90,000 warrants are at a price equal to $1.590 and 90,000 warrants are at a price equal to $1.855 and all of which are exercisable until April 26, 2011 (the "Term Note Warrant"). The issuance of Term Note and Term Note Warrant to Laurus is referred to herein as the ("Financing").

         We were required to file a registration statement to register the underlying stock for the above-referenced securities within 60 days of April 26, 2004 and to use our best efforts to go effective within 120 days of such date. We filed this registration statement on June 25, 2004 and it was declared effective by the Securities and Exchange Commission on July 15, 2004.

         The total number of shares of common stock that may be issued by the Company in connection with the Financing is dependent upon, among other things, whether the Term Note is converted or the Term Note Warrant is exercised and whether the principal and/or interest or dividends on the securities is paid in cash or common stock. Based on a current conversion price of $1.06 for the Term Note, we would be required to issue a total of approximately 1,227,076 shares of common stock. This includes payment of the Term Note interest in shares of our common stock. Upon the exercise of the Term Note Warrant, we would be required to issue 270,000 shares of our common stock.

         Pursuant to the Purchase Agreement, the Company agreed to seek by August 5, 2004 stockholder approval of the possible issuance to Laurus or their transferees of shares in excess of the Nasdaq 20% share limitation. At the annual meeting of shareholders, the possible issuance to Laurus or its transferees of shares in excess of the Nasdaq 20% share limitation was approved by a majority of Conolog's shareholders who voted on this proposal and who were holders of record as of June 7, 2004.

         As of September 15, 2004, Laurus has converted $858,600 of the
Term Note and has been issued 810,000 shares of our common stock. As of September 15, 2004, the current principal amount of the Term Note is $341,400.

THE OFFERING

Number of Shares Being Offered

         This prospectus relates to the resale of up to 679,000 shares of our common stock in connection with the resale of:

         - 479,000 shares of our common stock which were issued to the Selling Stockholders pursuant to a Subscription Agreement dated as of July 31, 2004; and

         - 200,000 shares of our common stock which may be issued upon exercise of warrants issued to the selling stockholders pursuant to the Subscription Agreement.

Number of Shares Outstanding

         As of September 15, 2004 there were 3,589,313 shares of our common stock issued and outstanding.


RISK FACTORS

         An investment in our common stock involves a very significant risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

         The price of our common stock may fluctuate significantly as a result of the shares we are registering for the selling stockholders and you may find it difficult for you to realize the current trading price of our common stock.

         Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. Any significant downward pressure on the price of our common stock as the selling stockholders sell shares of our common stock could encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

We have a history of operating losses and thus we may not be profitable in the future.

         Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We have historically had net losses from operations and there can be no assurance that we will be profitable in the future. If we are not profitable and cannot attain sufficient capital to fund our operations we may have to cease our operations.

We have many competitors and we may not be able to compete effectively against them.

         The market for our manufactured products is very competitive. There are several companies which manufacture products of the type we produce. Most of these companies are substantially larger than us and have substantially greater name recognition, financial resources and personnel than we do.

Our success depends on keeping up with technological changes.

         The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to introduce new products in a timely or cost effective manner or our failure to improve our existing products in a timely or cost effective manner would materially adversely affect our operating results.

We are dependent on a few large customers.

         Our dependence on major customers subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us.

We may not be able to attract the qualified personnel we need to succeed.

         Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and the demand for these individuals is expected to remain very strong for the foreseeable future. Larger companies may be able to pay substantially higher salaries than we are able to pay. Therefore, we may not be successful, especially during increased economic activity, in attracting qualified personnel.

Our minimal staff may have difficulty managing our operations.

         We only employ about 13 people on a full time basis. Approximately 8 of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our Chairman, Chief Executive Officer and Chief financial Officer and Marc Benou our President, Chief Operating Officer and Secretary. Messrs. Robert Benou and Marc Benou are currently serving under employment contracts that renew on a year-to-year basis unless terminated by either party thereto upon at least 90 days notice prior to the expiration of the then current term of such agreement. If the employment of Messrs. Robert Benou or Marc Benou terminates, or if either is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

         We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to manufacture our products. A shortage, delay in delivery, or lack of availability of a part could lead to manufacturing delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

We have limited cash and may not be able to receive additional financing.

         As of August 31, 2004, we had approximately $884,000 in cash. We believe that this, together with anticipated cash flows from operation will be sufficient to satisfy our working capital requirements for the foreseeable future. However, we may need to seek additional financing sooner than we anticipate as a result of factors including but not limited to the following:

         o changes in operating plans

         o lower than anticipated sales

         o increased operating costs; and

         o potential acquisitions

         However, additional financing may not be available on commercially reasonable terms, if at all.

Our stock price may fluctuate, which may make it difficult to resell your shares at attractive prices.

         The market price of our common stock may experience fluctuations that are unrelated to our operating performance. The market price of our common stock has been volatile, and may continue to be volatile. Factors that could cause volatility in our stock price include:

         o fluctuations in our quarterly operating results;

         o stock market prices and volume fluctuations generally;

         o economic conditions specific to any of the industries that we conduct business in;

         o announcements by us or our competitors relating to new services or technologies, significant acquisitions, strategic relationships, joint ventures or capital commitments; and

         o  applicable regulatory developments.

If we are delisted from the Nasdaq SmallCap Market, you may also find it more difficult to trade our common stock due to "penny stock" rules.

         For the period ended April 30, 2004, our stockholders' equity was $2,139,848, and we reported net losses from continuing operations of $(1,376,683), $(3,103,410) and $(2,782,451) in our annual filings for the years ended July 31, 2003, 2002, and 2001 respectively. In addition as of June 23, 2004, the market value of our common stock was $7,728,342. On June 24, 2004, Nasdaq notified us that we did not comply with Marketplace Rule 4310(c)(2)(B), which requires us to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of our listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of three most recently completed fiscal years. Nasdaq asked us to, by July 6, 2004, provide it with a specific plan to achieve and sustain compliance with all of The Nasdaq SmallCap Market Listing requirements, including a time frame for completion of our plan. We provided Nasdaq with a plan pursuant to which we believed we could achieve and sustain compliance with Nasdaq's listing requirements. In a letter dated July 16, 2004, Nasdaq stated that we had until August 9, 2004 to regain compliance with Market Place Rule 4310(c)(2)(B).

         On August 9, 2004 we filed a Form 8-K with the Securities Exchange Commission stating, among other things, that as of August 9, 2004, the Company believes it has regained compliance with Nasdaq's stockholders' equity requirement.

         In a letter dated August 18, 2004, Nasdaq notified us that based on our Form 8-K that we filed on August 9, 2004, the Staff determined that we comply with Rule 4310(c)(2)(B)(i). This letter also stated that if we fail to evidence compliance upon filing our next periodic report, we may be subject to delisting. Nasdaq will continue to monitor our ongoing compliance with the stockholders' equity requirement and if at the time of our next periodic report, we do not evidence compliance, we may be subject to delisting.

         If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules.

The issuance of shares upon conversion of our convertible securities and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

         As of September 15, 2004, we had outstanding warrants to purchase 470,000 shares of our common stock, and outstanding convertible term note which as of September 15, 2004 is convertible into approximately 417,076 shares of our common stock, which assumes that 95,000 shares of our common stock will be issued to pay interest due on term note.

         The issuance of shares upon conversion of our convertible securities and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion.


FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks discussed in the section entitled "Risk Factors" that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

         While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.


USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We did receive $588,114.24 from the sale of the shares to the selling stockholders. We are using the proceeds for working capital. We will incur all costs associated with this registration statement and prospectus, which are currently estimated to be approximately $22,457. If the Warrants are completely exercised, we would receive a maximum of $367,500 as a result of such exercises. Notwithstanding, there is no assurance that any of the Warrants will be exercised. If we receive any proceeds from the exercise of the Warrants, these proceeds will be used for general working capital purposes.


SELLING STOCKHOLDERS

         The following table sets forth, as of September 15, 2004, information as to the shares of common stock that may be sold in this offering by the Selling Shareholders. Because the Selling Shareholders may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, we cannot predict the number of shares that each Selling Shareholder may retain upon completion of this offering. In the table below, the percentage ownership after the offering is based upon the assumed sale by the selling Shareholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership includes both outstanding common stock and shares issuable upon the exercise of warrants. The percentages for each shareholder are calculated based on 3,589,313 shares of common stock issued and outstanding at September 15, 2004. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provide that this prospectus is amended or supplemented if required by applicable law.

         The information in this table is based upon information provided by each respective Selling Shareholder.

-------------------------------------------------------------------------------------------------------------------------
                                                                                             Beneficial
                                                                           Percentage       Ownership of     Percentage
                                                             Beneficial     Beneficial         Selling       Beneficial
                                                             Ownership     Ownershiip of     Stockholder    Ownership of
                                              Number Of     Before This      Selling         After the        Selling
                                           Shares Covered    Offering      Stockholder        Offering      Stockholder
                                               By This       (Number      Prior to the       (Number         After the
Name Of Selling Stockholder                  Prospectus     of Shares)      Offering        of Shares)        Offering
-------------------------------------------------------------------------------------------------------------------------
STONESTREET LIMITED PARTNERSHIP*
33 Prince Arthur Avenue
Toronto, Ontario M5R 1B2                     358,484(1)     252,892(2)       7.05%(2)           0            --
-------------------------------------------------------------------------------------------------------------------------
WHALEHAVEN CAPITAL LP*
3rd Floor, 14 Par-Laville Road
Hamilton, Bermuda HM08                        98,621(3)      69,572(4)       1.94%(4)           0            --
-------------------------------------------------------------------------------------------------------------------------
WHALEHAVEN FUND LIMITED*
3rd Floor, 14 Par-Laville Road
Hamilton, Bermuda HM08                        123,274(5)     86,964(6)       2.42%(6)           0            --
-------------------------------------------------------------------------------------------------------------------------
GREENWICH GROWTH FUND LIMITED*
3rd Floor, 14 Par-Laville Road
Hamilton, Bermuda HM08                        98,621(7)      69,572(8)       1.94%(8)           0            --
-------------------------------------------------------------------------------------------------------------------------

(1) This includes 105,592 shares of our common stock which will be acquired upon exercise of a warrant, provided, however, this warrant cannot be exercised until February 1, 2005.

(2) This excludes 105,592 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005.

(3) This includes 29,049 shares of our common stock which will be acquired upon exercise of a warrant, provided, however, this warrant cannot be exercised until February 1, 2005.

(4) This excludes 29,049 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005.

(5) This includes 36,310 shares of our common stock which will be acquired upon exercise of a warrant, provided, however, this warrant cannot be exercised until February 1, 2005.

(6) This excludes 36,310 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005.

(7) This includes 29,049 shares of our common stock which will be acquired upon exercise of a warrant, provided, however, this warrant cannot be exercised until February 1, 2005.

(8) This excludes 29,049 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005.

         * The warrants issued to the selling stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock set which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and
(ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the holder to the Company. The holder may allocate which of the equity of Conolog Corporation deemed beneficially owned by it shall be included in the 9.99% and which shall be allocated to the excess above 9.99%.

PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. We were introduced to the selling stockholders by Montauk Securities Corp. and paid Montauk Securities a finder's fee of $87,860.76, which includes a non-accountable expense allowance. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

         The selling stockholders or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq SmallCap Market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o any other method permitted pursuant to applicable law and the Subscription Agreement.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

         As long as the selling stockholders or their affiliates own any of the shares of common stock being registered pursuant to this registration statement, the selling stockholders will not cause any person or entity to engage in "short sales" of our common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all of the fees and expenses incurred in connection with the registration of the common stock.

         We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

         We know of no existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         All directors of our company hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

         Our directors, executive officers and other significant employees, their ages and positions held are as follows*:

-------------------------------------------------------------------------------------------------------
Name                              Age        Position with the Company
----                              ---        -------------------------

-------------------------------------------------------------------------------------------------------
Robert S. Benou                   69         Chairman, Chief Executive Officer, Chief Financial Officer
                                             and Director
-------------------------------------------------------------------------------------------------------
Marc R. Benou                     36         President, Chief Operating Officer, Secretary and Director
-------------------------------------------------------------------------------------------------------
Louis S. Massad                   65         Director
-------------------------------------------------------------------------------------------------------
Edward J. Rielly                  36         Director
-------------------------------------------------------------------------------------------------------


         Robert S. Benou has been the Company's Chairman and Chief Executive Officer since May 1, 2001. Mr. Benou is also the Company's Chief Financial Officer. From 1968 until May 1, 2001, he served as the Company's President. Mr. Benou is responsible for new product development and supervision of sales and marketing. Since June, 2001, Mr. Benou has served as a director of Diversified Security Solutions, Inc., a publicly held company that is a single-source/turn-key provider of technology-based security solutions for medium and large companies and government agencies. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

         Marc R. Benou has been the Company's President and Chief Operating Officer since May 1, 2001. Mr. Benous is also the Company's Secretary. Mr. Benou joined the Company in 1991 and is responsible for material purchasing and inventory control. From March 1995 until May 1, 2001, he served as Vice President. Mr. Benou has been on the company's Board and has served as the Company's assistant secretary. Mr. Benou attended Lehigh and High Point University and holds a BS degree in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company's Chairman and Chief Executive Officer.

         Louis S. Massad has been a Member of the Company Board of Directors since April 1995. Mr. Massad was the Chief Financial Officer and a Director of Diversified Security Solutions, Inc. from 2000 until August 2002. From 1997 to 2000, Mr. Massad was a consultant to Diversified Security Solutions, Inc. From 1986 to 1997, Mr. Massad was a Vice President, Chief Financial Officer and Director of Computer Power Inc. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long Island University, New York.

         Edward J. Rielly has been a member of the Company's Board of Directors since January 1998. Mr. Rielly is a Senior Application Developer with Household International, a financial corporation. From March 2000 to November, 2001, Mr. Rielly was a Senior Consultant with Esavio Corporation. From February 1998 to February 2000, Mr. Rielly was an Application Developer with Chubb Corporation. From 1993 to 1998, Mr. Rielly was an Application Developer with the United States Golf Association. Mr. Rielly is a graduate of Lehigh University and holds a BS in Computer Science.

         Our Board of Directors has determined that Mr. Massad is an audit committee financial expert.

         We have a separately-designated audit committee. Our Audit Committee is made up of Louis Massad and Edward Reilly.

         * Graham Bruce Edwards resigned from our Board on September 7, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of September 15, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

         Unless otherwise noted, the address for each of the named individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

         Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

         The applicable percentage of ownership is based on 3,589,313 shares issued and outstanding.


                                                              Amount and Nature
                                                                     of                     Percent of
                       Name and Title                       Beneficial Ownership              Class
                       --------------                       --------------------              -----
         Robert S. Benou, Chairman, Chief Executive               250,000                      7.27%
         Officer, Chief Financial Officer and Director

         Marc R. Benou, President, Chief Operating                223,786                      6.51%
         Officer, Secretary and Director

         Thomas Fogg, Vice President - Engineering                 20,000                        *

         Louis Massad, Director                                    11,500                        *

         Edward J. Rielly, Director                                 5,000                        *

         Stonestreet Limited Partnership**                        252,892(1)                   7.04%(1)
         33 Prince Arthur Avenue
         Toronto, Ontario M5R 1B2

         Whalehaven Fund Limited**                                 86,964(2)                   2.42%(2)
         3rd Floor 14 Par-Laville Road
         Hamilton HM08 Bermuda

         Whalehaven Capital LP**                                   69,572(3)                   1.94%(3)
         3rd Floor 14 Par-Laville Road
         Hamilton HM08 Bermuda

         Greenwich Growth Fund Limited**                           69,572(4)                   1.94%(4)
         3rd Floor 14 Par-Laville Road
         Hamilton HM08 Bermuda

         All Officers and Directors as a Group (6 Persons)        510,286                     14.22%

         * Less than 1%.

         ** The warrants issued to the selling stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock set which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and
(ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the holder to the Company. The holder may allocate which of the equity of Conolog Corporation deemed beneficially owned by it shall be included in the 9.99% and which shall be allocated to the excess above 9.99%.

        (1) This amount excludes 105,592 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005. Michael Finkelstein is the president of Stonestreet Limited Partnership and as such has voting and investment power over these securities. Mr. Finkelstein disclaims beneficial ownership of these securities.

        (2) This amount excludes 36,310 shares of our common stock which will be acquired upon exercise of a warrant because the warrant cannot be exercised until February 1, 2005. Even Schemenauer, Arthur Jones and Jennifer Kelly have voting and investment power over the securities issued by us to Whalehaven Fund Limited. Even Schemenauer, Arthur Jones, and Jennifer Kelly disclaim beneficial ownership of the securities issued by us to Whalehaven Fund Limited.

        (3) This amount excludes 29,049 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005. Even Schemenauer, Arthur Jones and Jennifer Kelly have voting and investment power over the securities issued by us to Whalehaven Capital LP. Even Schemenauer, Arthur Jones, and Jennifer Kelly disclaim beneficial ownership of the securities issued by us to Whalehaven Capital LP.

        (4) This amount excludes 29,049 shares of our common stock which will be acquired upon exercise of a warrant because this warrant cannot be exercised until February 1, 2005. Even Schemenauer, Jonathan Walk and Don Dunstan have voting and investment power over the securities issued by us to Greenwich Growth Fund Limited. Even Schemenauer, Jonathan Walk and Don Dunstan disclaim beneficial ownership of the securities issued by us to Greenwich Growth Fund Limited.

DESCRIPTION OF SECURITIES

         We are authorized to issue 20,000,000 shares of common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights in the election of directors. Our By-laws require that only a majority of the issued and outstanding shares of our common stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have not declared nor paid any dividends on our common stock and we do not anticipate that dividends will be declared in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of cash dividends on our common stock in the future will be dependent upon our earnings, financial condition, capital requirements and other factors which our Board of Directors deems relevant. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and payments to holders of our preferred stock.

         Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to our common stock.

         We are authorized to issue is authorized to issue 2,000,000 shares of Preferred Stock, issuable in series, of which there are outstanding 155,000 shares of Series A Preferred Stock, $.50 par value (162,000 authorized) and 1,197 shares of Series B Preferred Stock, $.50 par value (50,000 authorized). Holders of Series A Preferred Stock are entitled to receive, out of funds legally available therefore, dividends at the rate of 4% per annum. In addition, each share of series A preferred stock may be exchanged for one share of common stock upon the surrender of the preferred stock and payment of $48,000 per share. The Series A Preferred Stock has no voting rights. We may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

         Holders of Series B Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of $.90 per share. The Series B Preferred Stock has no voting rights. The Series B Preferred is convertible into .005 of one share of common stock.


INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.


DISCLOSURE OF THE SECURITY AND EXCHANGE COMMISSION'S POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Conolog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


DESCRIPTION OF BUSINESS

History

         We were organized in 1968 and were engaged primarily in the design and manufacture of electronic components and systems for military applications.

         In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name to Conolog Corporation.

         In 1981 we acquired one of our customers, INIVEN Corporation ("INIVEN"). At that time, we were manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

         Since the 1980's, we have been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, our components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

         During 1987, we made a strategic decision to redirect our focus from military to commercial markets. Since that time, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depend on the military and defense-related markets. Our primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

         In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

         In January 2001, we acquired substantially all of the assets of Prime Time Staffing Inc. and Professional Temp Solutions, Inc. These companies provided permanent and temporary employees for the graphics design firms, book publishing companies and engineering businesses.

         During the year ended July 31, 2001, we formed a wholly owned subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation, which provided installation, maintenance, and troubleshooting of computer systems and networks. On October 22, 2002, we entered into an agreement to rescind the Asset Purchase Agreement between us and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and its subsidiary agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note, which is secured by a first mortgage on a condominium, for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002 (the "Secured Promissory Note"), and an unsecured note receivable for $137,350 payable over 10 years beginning December 2004 bearing an interest rate of 5%. We subsequently assigned the Secured Promissory Note, which at the time of the assignment had a principal balance of $90,213.32, in exchange for a payment of $88,751.

         In March 2004, we ceased operating our staffing business. The assets of the our wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary's Vice President. In consideration of the sale, we received $34,000 in cash.

Products

         We are engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by us); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by us) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

         Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

Present Status/Business Product Description

         We are engaged in three basic market segments:

(A)  Commercial Sales (Under the trade name "INIVEN" (a Division of Conolog))

     o    Direct sales to end-users

     o    Sales to system assemblers

     o    Sales to contractors/installers

(B)  Military Sales

     o    Direct contract sales to the military

     o    As subcontractor to systems producers

     o    Foreign governments

(C)  Commercial Sales - As Manufacturing Subcontractor to Systems Producers.

Military Sales

         Military sales are primarily for our electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), weapon/missile guidance and control (Patriot missile, Tomahawk, Pave-Paws), torpedo active signal recognition and differentiation mounted in the nose cone of the torpedo (MK-30, Captor, MK-50 torpedoes), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

         Our military sales are received through independent sales representatives who are paid a commission

Commercial "INIVEN" Sales and Products

         "INIVEN" equipment is designed around four (4) core product groups:

         (1) PTR and PDR Teleprotection Series (Protective Tone Relaying Communications Terminal, which includes the PTR-1000, PTR-1500 and PDR-2000.

         (2) Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series "98", "68", "40" and "GEN-1".

         (3)  Multiplex Supervisory Control System

         (4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

PTR Teleprotection Series

         This product is designed for use exclusively by electric power generators (electric utilities and co-generators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundredth of a second protects the transmission and distribution lines.

         The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

         The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

         The PTR-1500, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

         The PDR 2000 is an 8 channel high speed communication system for use in electric power transmission protection schemes. Unique features include event recording, on-board and remote programming, and ID (unit to unit identification on all communications), Packet Forwarding (ability to forward information such as trips and all events through indirect communication paths), password protection and multiple communication ports.

         The PTR/PDR Teleprotection Series are designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

         The PTR/PDR market is:

         New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

         Existing installations not properly protected, improving efficiency and reducing down time.

         Existing installations for upgrading to PTR/PDR technology, again improving efficiency and down time.

         Sales efforts for the PTR/PDR are presently being conducted by the Company's Marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

         In the United States alone, there are over 500 large entities generating electricity. They are:

                  Investor-owned

                  Municipal Systems

                  Cooperative Systems

                  Federal, State and District systems.

                  Audio Tone and Telemetry Equipment

         For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

         These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct-wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

         This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

         GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electro-magnetic modules.

         "98" and "68" Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

         "40" Series - Designed to function with the "98" or "68" series; transmits and receives variable analog data.

GEN-1 and GEN-1 Programmable Series

         The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

         Since our line has a distinct mechanical configuration, we designed our GEN-1 Programmable units and other improvements as replacements for existing units.

         Our line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

         Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

         Sales to this market are made in the same manner as the PTR/PDR market except that manufacturers' representatives specialize in selling to this diverse market.

         "98," "68" and "40" Series represent our latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long-term stability. These features have allowed us to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

         Sales of these products are made by the same agents who sell our GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the "98" series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the "40" Series. The "68" Series is the "98" Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The "40" Series, when connected to the "98" or "68" in the same chassis, permits the continuous monitoring of variable data.

         Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil, gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

Multiplex Supervisory (IM) Control System

         This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

         Using the "98" DSP Series as its communications link, we designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor-based system allows a single telephone line to handle up to 900 data inputs.

         This product line, because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and our sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

Fiber Optic Link and Data Modem

         The expansion of fiber lines by our customers and their need to switch equipment from phone lines to fiber prompted us to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers we launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with our products.

OUR STRATEGY

         Our strategy is to develop new commercial markets by continuing to develop new products and enhance existing products to improve both its market share and competitive position. Growth in commercial sales is expected to come through internal growth of existing products, new product introductions and the expansion of regional markets to meet the growing needs of our customers for more sophisticated and comprehensive products and services.

MARKETING AND SALES

         In general, our products are marketed through customer contacts by our President and through independent manufacturing sales representatives and distributors.


COMPETITION

         The market for our products and staffing services is very competitive. There are several companies engaged in providing the services and in the manufacturing the products of the type produced by us, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include availability of personnel, product quality, reliability, price, service and delivery. Competition is expected to continue and intensify. he market is also characterized by rapid technological changes and advances. We would be adversely affected if our competitors introduced technology superior products or offered these products and services at significantly lower prices than our products.

LARGEST CUSTOMERS

         Our major customers during fiscal 2003 were Schering-Plough, Bonneville Power and Acme. Sales to these customers totaled $274,431. None of these customers has or had any material relationship other than business with the Company.

INVENTORY

         Raw Materials

         We believe that we have adequate sources of raw materials available for use in our business. Our products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (i.e., resistors, capacitors and inductors), diodes and assorted hardware, such as, printed circuit boards, connectors and faceplates. We are not dependent upon any single supplier. We also purchase a number of other electronic components and sub-assemblies from various suppliers.

         In the past, we manufactured and held in our inventory finished products pursuant to the military specifications and based upon the military forecast for future quantities and delivery schedules. Widespread military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment. Consequently, management made a decision to write off a substantial amount of the military inventory in 2001 and 2002. As a result, we no longer manufacturer military products in advance. Rather, we only schedule production as purchase orders are received.

MANUFACTURING

         The Company assembles, under normal workload conditions, the product it sells, however, to accommodate the peak demands that occur from time to time we can engage a number of subcontractors to assemble boards to our specifications. All assemblies, however, are inspected and fully tested by our quality, engineering and testing departments. We maintain test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment.

WARRANTY AND SERVICE

         We provide a twelve-year warranty on our products, which covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs that are necessitated by misuse of such products are not covered by our warranty.

         In cases of defective products, the customer typically returns them to our facility in Somerville, New Jersey. Our service personnel then replace or repair the defective items and ship them back to the customer. Generally all servicing is completed at our plant and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

RESEARCH AND DEVELOPMENT

         During fiscal 2001-2002 we invested approximately $800,000 for product development and amortization of product costs.

         During fiscal 2000-2001, we proceeded with the design of the PDR-2000 8 channel digital transfer trip communications product. During fiscal 2001-2002 we invested approximately $774,757 to complete its design of the PDR-2000, eight-channel digital transfer trip communications.

         The Company also developed a new platform for its GEN1 products allowing for its use by the Canadian utilities.

PATENTS AND TRADEMARKS

         We do not have any patents covering any of our present products. We do not have any registered trademarks. We use the name INIVEN for our commercial products. We believe that this name is recognized in our industry. We believe that our prospects are dependent primarily on our ability to offer our customers high quality, reliable products at competitive prices rather than on our ability to obtain and defend patents and trademarks. We do not believe that our INIVEN name is of material importance to the Company's business.

GOVERNMENTAL REGULATION

         Our manufacturing facilities are subject to numerous existing and proposed federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. We believe that our operations are in compliance with existing regulations and we do not believe that such compliance has had or will have any material effect upon our capital expenditures, earnings or competitive position. With respect to military sales, we are not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices. EMPLOYEES

         As of May 31, 2004, we employed 13 persons on a full-time basis. We have enjoyed good labor relations.

         None of our employees are represented by a labor union or bound by a collective bargaining agreement. We have never suffered a work stoppage. We believe our future success will depend, in part, on our continued ability to recruit and retain highly skilled management, marketing and technical personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

         The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus.

Overview

         Comparison of the quarter ended April 30, 2004, to the quarter ended April 30, 2003.

         A summary of income, costs and expenses for the current quarter and nine months and corresponding quarter and nine months of the previous year follows:

                                                        April 30,                  April 30,
                                                   2004         2003          2004           2003
                                                ---------    ----------    ----------    -----------
Product Revenues                                $ 400,203    $  178,958    $  913,426    $   573,581
Costs of revenues and expenses                    870,657     1,060,221     1,622,975      1,731,491
                                                ---------    ----------    ----------    -----------
Net Loss from Continuing Operations Before
Income Taxes                                     (470,454)     (881,263)     (709,549)    (1,157,910)
                                                ---------    ----------    ----------    -----------
(Benefit from) Income Taxes                             -             -       (13,000)      (259,000)
Other income (expense)                             10,553        (2,307)       21,003         (6,644)
Profit (Loss) from Discontinued Operations         28,791        58,813       111,466        298,404
Gain from Disposal of Discontinued Operations     (69,993)            -       (69,993)        24,446
                                                ---------    ----------    ----------    -----------
Net (loss)                                      $(501,103)   $ (824,757)   $ (634,073)   $  (582,704)
                                                =========    ==========    ==========    ===========

         QUARTER ENDED APRIL 30, 2004

         Product revenues for the three months ended April 30, 2004 totaled $400,203 representing an increase of 223% or $221,245 from $178,958 reported for the three months last year. Product revenues for the nine months ended April 30, 2004 totaled $913,426 an increase of 159% or $339,845 from $573,581 reported for the nine months ended April 30, 2003. The Company attributed the increase in revenue to an increase in the Company's utility sales.

         Product Cost increased for the three months ended April 30, 2004 to $339,421 as compared to $93,597 for the three months ended April 30, 2003. Product Cost increased as a result of the increase in sales for the comparable period. Product Costs increased for the nine months ended April 30, 2004 to $551,419 as compared to $234,052 for the nine months ended April 30, 2003, representing an increase of $317,967 or 235%. The Company attributed the increase in product costs during the nine months to increased utility sales.

         Gross profit for products for the three months ended April 30, 2004 totaled $60,782 representing 15% of revenues as compared to $85,361 or 48% of revenues for the three months ended April 30, 2003. Gross profit for products for the nine months ended April 30, 2004 totaled $362,007 representing 40% of revenues as compared to $339,529 or 59% of revenues for the nine months ended April 30, 2003.

         Selling, general and administrative expenses decreased from $966,624 for the three months ended April 30, 2003 to $531,236 for the three months ended April 30, 2004, which represents a decrease of 181% or $435,388. Selling, general and administrative expenses for the nine months ended

April 30,2004 decreased to $1,071,556 from $1,497,439 for the nine months ended April 30, 2003, which represents a decrease of 40% or $425,883. The Company attributes the decrease in Selling, General and Administrative expense over the nine-month period to a decrease relating to stock issued for consulting services during the nine months ended April 30, 2003.

         There were no Research and Development expenses for the three and nine months ended April 30, 2004 and 2003.

         As a result of the foregoing, the Company reported a net loss of $(501,103) or $(0.39) per share compared to $(824,757) or $(0.66) per share for the three months ended April 30, 2004 and 2003, respectively. For the comparable nine-month periods ended April 30, 2004 and 2003, the Company reported losses of $(634,073) or $(0.49) per share compared to $(582,704) or $(0.76) per share.

LIQUIDITY AND FINANCIAL CONDITION

         Inventories from the Company's product segment decreased from $1,949,128 from the year ended July 31, 2003 to $1,933,315 for the quarter ended April 30, 2004, a decrease of $15,813. The Company continues to turn over existing inventory in lieu of purchasing additional inventory, however, with the increase in utility demands purchases have been made.

         Accounts Receivable increased to $118,452 from $88,778 as of July 31, 2003, as a result of increase in the Company's product segment for the nine months ended April 30, 2004. The increase is attributed to an increased sales within the Company's utility division.

         In March 2004 the Company ceased operating its staffing business. The assets of the Company's wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary's Vice President. In consideration of the sale, the Company received $34,000 in cash. Income from discontinued operations for the nine months ended April 30, 2004 were $111,466 compared to $298,404 for the nine months April 30, 2003 representing a decrease of $186,938. The decrease was attributed to the increased competitive nature of the placement services business. The Company recognized a loss of $69,993 as a result of the disposal of the assets of the subsidiary.

         On April 26, 2004 the Company issued a secured convertible debenture (the "Debenture") due on April 26, 2007 with a principal amount of $1,200,000 and an interest rate of 4% per annum. The proceeds of the Debenture were used to fund the Company's current operations and also to pay off its current line of credit. The Debentures are convertible into cash or shares of capital stock of the Company.

         Conolog began shipment of the PDR200 during the third quarter of 2004 and anticipates additional option modules to be released in the near future that are currently being tested.

         The Company expects to meet its cash requirements for the next 12 months through existing cash balances and cash generated from its operations.

STATEMENT REGARDING PRESENT OPERATIONS

         There were no material changes in the nature of the operations of the Registrant during the three months nine months ended April 30, 2004 for the information contained in the Registrant's annual report on Form 10-KSB for the fiscal year ended July 31, 2003.

Comparison of the year ended July 31, 2003 to the year ended July 31, 2002

         (Comparison does not include Independent Computer Maintenance Corporation, in which, substantially all the assets were returned as per the Asset Rescission Agreement)

         Product revenue for the fiscal year ended July 31, 2003 totaled $604,264 a decrease of 25.8% or $210,421 from $814,687 reported for fiscal year ended July 31, 2002. We attributed the decrease in product revenue to a decline in our military sales during fiscal 2003.

         Service revenue for the fiscal year ended July 31, 2003 totaled $783,195 a decrease of 10.3% or $90,131 from $873,326 reported for fiscal year ended July 31, 2002. We attributed the decrease in service revenue to the loss of two customers that moved to a larger worldwide firm.

         Product cost for the fiscal year ended July 31, 2003 totaled $352,225 a decrease of 73.9% or $997,151 from $1,349,376 reported for fiscal year ended July 31, 2002. We attribute the decrease in product cost to the write off of obsolete inventory from fiscal 2002 totaling $1,294,323.

         Service cost for the fiscal year ended July 31, 2003 totaled $527,562 a decrease of 13.7% or $84,050 from $611,612 reported for fiscal year ended July 31, 2002. We attribute the decrease in service cost to a decrease in sales brought about by the loss of two customers to larger staffing firms.

         Gross profit for products for the years ended July 31, 2003 and July 31, 2002 totaled $252,039 and $(534,689), respectively, representing 41.7% and (66%) of product revenue. The increase in gross profit for products is attributed to the write off of obsolete inventory for fiscal 2002 totaling $1,294,323.

         Gross profit for services for the years ended July 31, 2003 and July 31, 2002 totaled $255,633 and $261,714, respectively, representing 32.6% and 30% of service revenue. The decrease in gross profit for services of $6,081 is a result of the increase in placements of positions that realize a lower profit margin and a decrease in managerial positions that possess a high-end margin.

         Selling, General and Administrative expense for the years ended July 31, 2003 and July 31, 2002 totaled $1,584,988 and $1,813,587, respectively. We attributed the decrease of $228,599 in selling, general and administrative expense to a reduction of payroll from the layoff of two employees and a decrease in employee benefits.

         Research and development for fiscal 2002 totaled $774,757, as a result of the final stages of development of the PDR2000. There are no R&D expenses for the fiscal year ended July 31, 2003.

         Our interest income for the fiscal year ended July 31, 2003 totaled $13,711 compared to $1,652 for fiscal year ended July 31, 2002. The totals for fiscal years 2003 and 2002 include interest income derived from our interest bearing accounts through Unity Bank.

         Our interest expense for the fiscal year ended July 31, 2003 totaled $(17,684), compared to $(11,684) for fiscal year ended July 31, 2002. Our interest expense for both fiscal 2003 and 2002 was due to interest payments on our line of credit through Unity Bank; the maturity date of this line of credit is December 17, 2003.

         As a result of the foregoing, we reported a net loss from continuing operations of $(1,376,683) or $(1.51) per share for fiscal 2003, compared to a net loss from continuing operations of $(3,103,410) or $(8.18) per share for fiscal 2002.

         The net loss from discontinued operations for fiscal year ended July 31, 2003 totaled $(28,876) or $0 per share and for fiscal year ended July 31, 2002 totaled $18,516 or $(0.05) per share. The discontinued operations were a result of the Rescission of the Asset Purchase Agreement for our former computer sales and manufacturing company.

LIQUIDITY AND CAPITAL RESOURCES

         Working capital at July 31, 2003 was $630,316 compared to $1,735,629 at year ended July 31, 2002. The increase in the working capital is attributable to the addition of the Notes Receivable from the Asset Rescission Agreement, in addition to the Miscellaneous Other Receivable, which is a refund from the state for taxes from prior years.

         Accounts receivable have deceased from $221,015 at year-end July 31, 2002 to $88,778 at July 31, 2003. This decrease of $132,237 is the result of the loss of the computer maintenance division.

         We obtained an unsecured line of credit with Unity Bank in the amount of $250,000 on September 17, 2001. The interest is at a variable rate based on the Wall Street Journal prime rate ("the index"). The maturity date of the line of credit has been extended until December 17, 2003.

CRITICAL ACCOUNTING POLICIES

         The Company's consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect our consolidated financial statements.

Income Recognition

         Revenue for product sales are recognized at the time of shipment, products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

Receivables and Allowance for Doubtful Accounts

         The preparation of financial statements requires our management to make estimates and assumptions relating to the collectivity of our accounts receivable. Management specifically analyzes historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. We have a concentration risk in trade accounts receivable with significant sales to the government and local agencies. The credit evaluation process has mitigated the credit risk, such losses have been minimal, and within management expectations.

Inventory Valuations

         Inventories are valued at the lower cost or market. Determined by a first-in, first-out ("FIFO") method. Management reviews inventory for salability.

Warranty

         We provide a twelve-year warranty on its products; the warranty covers parts and labor. We, at our option, repair or replace products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs necessitated by misuse of such products are not covered by our warranty.

         In cases of defective products, the customer typically returns them to our facility in Somerville, New Jersey. Our service personnel will replace or repair the defective items and ship them back to the customer.

         All servicing is completed at our main facility and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

Income Taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.


DESCRIPTION OF PROPERTY

         Our principal executive offices are located at 5 Columbia Somerville, New Jersey. The space consists of approximately 7,000 square feet of which approximately 5,000 square feet is dedicated to manufacturing, production and testing and approximately 2,000 square feet is dedicated to administrative and storage needs. In the opinion of management, the space is adequately covered by insurance. We pay a monthly rent of $4,640.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Robert Benou, our Chairman, Chief Executive Officer and Chief Financial Officer has made a series of non-recourse loans to the Company totaling $180,427. The Company repaid $56,499 of the total balance during the fiscal year ended July 31, 2003. Of the remaining amount $123,928 has been forgiven.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information. Our Common Stock is traded on the Nasdaq SmallCap Market, under the symbol CNLG.

         The following table sets forth, for the periods indicated, the high and low prices of the Company's Common Stock traded on the Nasdaq SmallCap Market for fiscal years ended July 31, 2004 and July 31, 2003.

Fiscal Year 2004                            Common Stock
                                            ------------
                                         High           Low
                                         ----           ---
First Quarter                            $1.45         $0.55
Second Quarter                           $1.25         $0.73
Third Quarter                            $8.77         $0.60
Fourth Quarter                           $7.88         $1.65

Fiscal Year 2003                            Common Stock
                                            ------------
                                         High           Low
                                         ----           ---
First Quarter                            $6.90         $0.60
Second Quarter                           $3.70         $0.91
Third Quarter                            $1.24         $0.73
Fourth Quarter                           $1.30         $0.68

(b) Holders. As of June 30, 2004, our Common Stock was held by approximately 740 shareholders of record. Our transfer agent is Continental Stock Transfer & Trust Company, with offices at 17 Battery Place, 8th Floor, New York, New York, phone number (212) 509-4000, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c) Dividends. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have neither declared nor paid any dividends on our common stock or on our Preferred A or Preferred B shares. We anticipate that no such dividends will be paid in the foreseeable future. Rather, we intend to apply any earnings, if any, to the expansion and development of our business.

         Any payment of cash dividends on any of its securities in the future will be dependent upon the future earnings of the Company, including its financial condition, capital requirement and other factors.

(d) Securities Authorized for Issuance Under Equity Compensation Plans.

Equity compensation plan information

         The following table sets forth the information indicated with respect to our compensation plans under which our common stock is authorized for issuance.

--------------------------------------------------------------------------------------------------------------------------
                                                                                                 Number of securities
                                                                                               remaining available for
                                                                       Weighted average         future issuance under
                                Number of Securities to be issued      exercise price of      equity compensation plans
                                  upon exercise of outstanding       outstanding options,       (excluding securities
                                  options, warrants and rights        warrants and rights      reflected in column (a))
                                               (a)                            (b)                        (c)
--------------------------------------------------------------------------------------------------------------------------
Equity compensation plans      On July 9, 2002 our stockholders               N/A                      190,000
approved by security holders   approved our 2002 Stock Option
                               Plan under which up to 190,000
                               shares of our common stock may be
                               granted to our employees, directors
                               and consultants. To date, no options
                               have been granted under this plan.
                               The exercise price of options granted
                               under the 2002 Stock Option Plan will
                               be the fair market value of our common
                               stock on the date immediately preceding
                               the date on which the option is granted.
--------------------------------------------------------------------------------------------------------------------------
Equity compensation plans not                  N/A
approved by security holders
--------------------------------------------------------------------------------------------------------------------------
         Total                               190,000
--------------------------------------------------------------------------------------------------------------------------


EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid to, accrued and forgiven by each executive for each of our last three completed fiscal years.

SUMMARY COMPENSATION TABLE

         The table below reflects information concerning the annual compensation for services in all capacities to the corporation for the fiscal years ended July 31, 2004, 2003, 2002 of those persons who were, as of July 31, 2004, (a) the Chief Executive Officer, and (b) the four most highly compensated executive officers to the extent that such persons, total annual salary and bonus exceeded $100,000.

-------------------------------------------------------------------------------------------------------------------
                       Annual Compensation                                      Long-Term Compensation
-------------------------------------------------------------------------------------------------------------------
                                                                     Closing Price of
                                                                    Common Stock on the   Securities
                               Fiscal                   Restricted      Date of the       Underlying
                              Year-End                    Stock       Restricted Stock     Options/        Other
Name and Principal            (July 31)     Salary        Awards           Award             SARS      Compensation
-------------------------------------------------------------------------------------------------------------------
Robert Benou, Chairman,         2004       $312,000*     $390,000          $4.49                        $12,780(1)
Chief Executive Officer,    ---------------------------------------------------------------------------------------
Chief Financial Officer         2003       $291,666*            0          $0.00                0       $12,780(1)
and Director                ---------------------------------------------------------------------------------------
                                2002       $271,000*       90,000          $7.00                0       $12,780(1)
-------------------------------------------------------------------------------------------------------------------
Marc Benou, President,          2004        $98,500**     340,000          $4.49
Chief Operating Officer,    ---------------------------------------------------------------------------------------
Secretary and Director          2003        $91,333**           0          $0.00                0
                            ---------------------------------------------------------------------------------------
                                2002        $83,500**      70,200          $7.00                0
-------------------------------------------------------------------------------------------------------------------

* For the fiscal year ended July 31, 2002, Robert Benou forgave $142,499 of his salary. For the fiscal year ended July 31, 2003, Robert Benou forgave his entire salary for such fiscal year and for the fiscal year ended
     July 31, 2004, Mr. Benou forgave his entire salary for such fiscal year.

** For the fiscal year ended July 31, 2002, Marc Benou forgave $2,773 of his salary. For the fiscal year ended July 31, 2003, Marc Benou forgave $54,644 of his salary and for the fiscal year ended July 31, 2004, Mr. Benou forgave $63,500 of his salary.

(1)  Other compensation consisted of a car allowance.

EMPLOYMENT AGREEMENTS

         We entered into a 5-year employment agreement with Robert Benou which commenced on June 1, 1997, and which, pursuant to its terms, automatically renews on a year-to-year basis unless Mr. Benou or the Company gives the other notice of termination at least 90 days prior to May 31st. Mr. Benou's annual base salary is $310,000 and increases by $20,000 annually. In addition, Mr. Benou is entitled to an annual bonus equal to 6% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB.

         This agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as: life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and the employee may be terminated by the Company for cause.

         We entered into a 5-year employment agreement with Marc Benou which commenced on June 1, 1997, and which, pursuant to its terms, renews for one-year terms until cancelled by either the Company or Mr. Benou. Mr. Benou's base salary is $98,000 and he receives annual increases of $6,000. Mr. Benou is entitled to an annual bonus equal to 3% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as; life, health, pension, profit sharing and other plans. Under the employment agreement, employment is terminated upon death or disability of the employee and employee may be terminated by the Company for cause.


WHERE YOU CAN FIND MORE INFORMATION

         You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                      Conolog Corporation and Subsidiaries

                        CONSOLIDATED FINANCIAL STATEMENTS
                 Index to the Consolidated Financial Statements
                                  July 31, 2003


                                                                                          Page

Independent Auditors' Report...............................................................F-2

Consolidated Balance Sheet - July 31, 2003 ................................................F-3

Consolidated Statements of Operations - Years Ended July 31, 2003 and 2002.................F-5

Consolidated Statements of Stockholders' Equity  - Years Ended July 31,
     2003 and 2002.........................................................................F-6

Consolidated Statements of Cash Flows - Years Ended July 31, 2003 and 2002.................F-7

Notes to the Consolidated Financial Statements.............................................F-9


INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Conolog Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Conolog Corporation and Subsidiaries as of July 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended July 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation and Subsidiary as of July 31, 2003, and the results of its operations and its cash flows for the years ended July 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

ROSENBERG RICH BAKER BERMAN & COMPANY
Bridgewater, New Jersey
November 3, 2003

                      Conolog Corporation and Subsidiaries

                           CONSOLIDATED BALANCE SHEET
                                  July 31, 2003


                                     ASSETS
Current Assets

    Cash                                                                                      189,816
    Accounts receivable - net allowance for doubtful accounts of $2,000.........               88,778
    Other receivables...........................................................              396,975
    Note receivable ............................................................              102,471
    Inventory ..................................................................              350,000
    Other current assets........................................................               24,368
                                                                                           ----------

                 Total Current Assets                                                       1,152,408
                                                                                           ----------

    Property, Plant and Equipment
    Machinery and equipment.....................................................            1,328,898
    Furniture and fixtures......................................................              450,619
    Computer software...........................................................              147,203
    Leasehold improvements......................................................               30,265
                                                                                           ----------
                                                                                            1,956,985

    Less accumulated depreciation and amortization..............................           (1,797,711)
                                                                                           ----------
                                                                                              159,274

    Inventory...................................................................            1,599,128

    Note receivable.............................................................              142,340

    Other assets................................................................                2,235
                                                                                           ----------

                 Total Assets                                                               3,055,385
                                                                                           ==========

                      Conolog Corporation and Subsidiaries

                           CONSOLIDATED BALANCE SHEET
                                  July 31, 2003


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable                                                                                       $    112,646
          Accrued expenses                                                                                       25,556
          Accrued legal fees                                                                                    116,355
          Accrued payroll                                                                                        17,535
          Line of credit                                                                                        250,000
                                                                                                           ------------

          Total Current Liabilities                                                                             522,092
                                                                                                           ------------

Non Current Liabilities
    Loan from Officer                                                                                            32,928
                                                                                                           ------------

    Total Liabilities                                                                                           555,020

Stockholders' Equity:

    Preferred Stock, par value $.50; Series A; 4% cumulative; 162,000 shares authorized;
          155,000 shares issued and outstanding                                                                   77,500

    Preferred Stock, par value $.50; Series B; $.90 cumulative; 50,000 shares
          authorized; 1,197 shares issued and outstanding                                                           597

    Common Stock, par value $0.01; 20,000,000 shares authorized; issued 1,299,913 shares,
          including 220 shares held  in Treasury                                                                 12,999

    Contributed Capital                                                                                      21,729,632

          Retained (Deficit)                                                                                (18,897,959)

          Treasury Shares at Cost                                                                              (131,734)

          Deferred Compensation                                                                                (222,212)

          Prepaid Consultant                                                                                    (68,458)
                                                                                                           ------------

                  Total Stockholders' Equity                                                                  2,500,365
                                                                                                           ------------

                  Total Liabilities and Stockholders' Equity                                               $  3,055,385
                                                                                                           ============


                      Conolog Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       Years ended July 31, 2003 and 2002


                                                                                                  Year Ended July 31,
                                                                                               ---------------------------
                                                                                                                   2002
                                                                                               2003            As Restated
                                                                                               ----            -----------
Service revenue                                                                         $    783,195        $    873,326
Product revenue                                                                              604,264             814,687
                                                                                         -----------         -----------
      Total Revenue                                                                        1,387,459           1,688,013
                                                                                         -----------         -----------
Costs of service revenue                                                                     527,562             611,612
Costs of product revenue                                                                     352,225           1,349,376
                                                                                         -----------         -----------
         Total Cost of Revenue                                                               879,787           1,960,988
                                                                                         -----------         -----------
Gross Profit                                                                                 507,672            (272,975)
                                                                                         -----------         -----------

Selling, general and administrative                                                        1,584,988           1,813,587
Stock based compensation                                                                     443,135             432,359
Research and development                                                                           -             774,757
Impairment of goodwill                                                                       322,338                   -
                                                                                         -----------         -----------
         Loss From Operations                                                             (1,842,789)         (3,293,678)
                                                                                         -----------         -----------
Other Income (Expense)
      Interest income                                                                         13,711               1,652
      Interest expense                                                                       (17,432)            (11,684)
      Other Expense                                                                          (18,148)                  -
      Other Income                                                                           164,016
                                                                                         -----------         -----------
         Total Other Income (Expense)                                                        142,147             (10,032)
                                                                                         -----------         -----------

Loss From Continuing Operations
Before Income Taxes                                                                       (1,700,642)         (3,303,710)
(Benefit from) Income Taxes                                                                 (323,959)           (200,300)
                                                                                         -----------         -----------

Loss From Continuing Operations                                                           (1,376,683)         (3,103,410)

Discontinued Operations:
   Income (Loss) From Discontinued Operations (Net of income tax benefit of $0)              (28,876)             18,516

   Gain From Disposal of  Discontinued Operations (Net of income tax expense
                  of $0)                                                                      24,446                   -
                                                                                         -----------         -----------

Net Loss                                                                                 $(1,381,113)        $(3,084,894)
                                                                                         ===========         ===========

Loss Per Common Share  - Continuing Operations                                           $     (1.51)        $     (8.18)
                                                                                         ===========         ===========
Income Per Common Share - Discontinuing Operations                                       $         0         $     (0.05)
                                                                                         ===========         ===========


                      Conolog Corporation and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       Years Ended July 31, 2003 And 2002


                      Series A  Series B                   Contri
                      Preferred Preferred      Common       buted
                        Stock     Stock         Stock      Capital
                        -----     -----         -----      -------
Balance at July 31,
2001                   $77,500    $597        $ 28,716     $19,234,345
Debt to equity
conversion                  -       -            7,400         425,100
Common shares
issued to
employees                   -       -            7,625         396,609
Common shares
issued to
consultants                 -       -            3,310         247,817
Common shares
issued for
commissions                 -       -              190          11,820
Shares issued for
services to be
provided                    -       -            1,064          69,132
Common shares
issued for legal
services                    -       -            1,500         105,000
Amortization of
consultant  services        -       -               -               -
Net loss for the
year                        -       -               -               -
Dividends                   -       -               -            4,180
                       -------    ----        --------     -----------

Balance at July 31,
2002                   $77,500    $597         $49,805     $20,494,003
                       -------    ----        --------     -----------
Forgiveness of
salary by officer           -       -               -           95,000
Common shares
issued to
employees                   -       -           15,253         650,094
Common shares
issued to
consultants                 -       -              925          27,223
Common shares
issued for
commissions                 -       -                6             270
Shares issued for
services to be
provided                    -       -            3,100         248,900
Forgiveness of
salary by
employees                   -       -               -          247,622
Effect of 1-for-10
reverse stock
split                       -       -          (56,090)         56,090
Write-off of
subscription
receivable                  -       -               -          (93,750)
Amortization of
consultant services         -       -               -               -
Net loss for the
year                        -       -               -               -
Dividends                   -       -               -            4,180
                       -------    ----        --------     -----------

Balance at July 31,
2003                   $77,500    $597        $ 12,999     $21,729,632
                       =======    ====        ========     ===========




                       Retained                                               Consultant       Total
                       Earnings       Treasury   Subscription    Deferred     Services to   Stockholders'
                       (Deficit)        Stock     Receivable    Compensation   be Provided      Equity
                       ---------        -----     ----------   ------------   -----------      ------

Balance at July 31,
2001                   $(14,423,592)    $(131,734)  $(93,750)    $      -     $(212,240)     $ 4,479,842
Debt to equity
conversion                       -             -          -             -            -           432,500
Common shares
issued to
employees                        -             -          -             -            -           404,234
Common shares
issued to
consultants                      -             -          -             -            -           251,127
Common shares
issued for
commissions                      -             -          -             -            -            12,010
Shares issued for
services to be
provided                         -             -          -             -       (70,196)              -
Common shares
issued for legal
services                         -             -          -             -            -           106,500
Amortization of
consultant  services             -             -          -             -       212,240          212,240
Net loss for the
year                     (3,084,894)           -          -             -            -        (3,084,894)
Dividends                    (4,180)           -          -             -            -                -
                       ------------     ---------   --------     ---------    ---------      -----------

Balance at July 31,
2002                   $(17,512,666)    $(131,734)  $(93,750)    $      -     $ (70,196)     $ 2,813,559
                       ------------     ---------   --------     ---------    ---------      -----------
Forgiveness of
salary by officer                -             -          -             -            -            95,000
Common shares
issued to
employees                        -             -          -       (222,212)          -           443,135
Common shares
issued to
consultants                      -             -          -             -            -            28,148
Common shares
issued for
commissions                      -             -          -             -            -               276
Shares issued for
services to be
provided                         -             -          -             -      (252,000)              -
Forgiveness of
salary by
employees                        -             -          -             -            -           247,622
Effect of 1-for-10
reverse stock
split                            -             -          -             -            -                -
Write-off of
subscription
receivable                       -             -      93,750            -            -                -
Amortization of
consultant services              -             -          -             -       253,738          253,738
Net loss for the
year                     (1,381,113)           -          -             -            -        (1,381,113)
Dividends                    (4,180)           -          -             -            -                -
                        -----------     ---------   --------     ---------    ---------      -----------
Balance at July 31,
2003                    (18,897,959)    $(131,734)  $     -      $(222,212)   $ (68,458)     $ 2,500,365
                        ===========     =========   ========     =========    =========      ===========


                      Conolog Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                  Year Ended July 31,
                                                                                               ---------------------------
                                                                                                                   2002
                                                                                               2003            As Restated
                                                                                               ----            -----------

Cash Flows From Operating Activities
    Continuing Operations Net Loss                                                          $(1,376,683)        $(3,103,410)
    Adjustments to Reconcile Net Loss to Net Cash Used in Operating
      Activities
    Impairment of goodwill                                                                      322,338                   -
    Common stock for commissions                                                                      -              12,009
    Common stock base compensation                                                              443,135             402,335
    Amortization of prepaid consulting expense                                                  253,738             191,419
    Depreciation and amortization                                                                65,702              54,510
    Bad debt expense                                                                                  -              20,075
    Deferred income taxes                                                                      (123,662)            (38,837)
(Increase) Decrease in Operating Assets
    Accounts receivable                                                                         132,233             283,948
    Inventories                                                                                (255,135)          1,064,173
    Other current assets                                                                        (75,449)             35,973
    Other assets                                                                                  1,065               4,216
Increase (Decrease) in Operating Liabilities
    Accounts payable                                                                            (65,237)             57,105
    Settlement payable                                                                                -           (325,000)
    Accrued expenses and other liabilities                                                     (115,890)            (43,097)
    Deferred revenue                                                                            (14,891)            (14,609)
    Deferred gain on sale of assets                                                                    -            (10,083)
                                                                                            -----------         -----------
      Net Cash Used in Continuing Operations                                                   (808,732)         (1,053,925)
                                                                                            -----------         -----------

Discontinued Operations
    Net (loss) income                                                                           (28,876)             18,516
    Decrease in net assets of discontinued operations                                           253,358              10,663
                                                                                            -----------         -----------
      Cash Provided by Discontinued Operations                                                  224,482              29,179
                                                                                            -----------         -----------
      Net Cash Used in Operating Activities                                                    (584,250)         (1,024,746)
                                                                                            -----------         -----------

Cash Flows From Investing Activities
   Purchase of equipment and leasehold improvements                                              (8,900)            (58,083)
                                                                                            -----------         -----------
      Net Cash Used in Investing Activities                                                      (8,900)            (58,083)
                                                                                            -----------         -----------

Cash Flows From Financing Activities
   Proceeds from line of credit                                                                                     250,000
   Proceeds from employee note receivables                                                            -              50,339
   Proceeds from issuance of convertible debentures                                                   -             432,500
   Proceeds from other loan                                                                     123,028                   -
   Proceeds from note receivable                                                                 42,539                   -
   Proceeds from sale of ICM                                                                    300,000                   -
                                                                                            -----------         -----------
      Net Cash Provided by Financing Activities                                                 466,467             732,839
                                                                                            -----------         -----------
Net Decrease in Cash and Equivalents                                                           (126,683)           (349,990)
Cash and Equivalents at Beginning of Period                                                     316,499             666,489
                                                                                            -----------         -----------
Cash and Equivalents at End of Period                                                       $   189,816         $   316,499
                                                                                            ===========         ===========


                      Conolog Corporation and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                           SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

   Cash paid during the year for:


                                                                          Year Ended July 31,
                                                                        ------------------------
                                                                        2003               2002
                                                                        ----               ----

      Taxes                                                                     -           $    890
      Interest                                                           $ 17,432             11,684

   Noncash investing and financing activities:
      Conversion of debentures                                                  -            432,500
      Common stock issued for prepaid consulting services                 252,000             70,196
      Forgiveness of loan from officer                                     91,000                  -
      Notes payable issued for sale of ICM                                287,350                  -
      Write-off of subscription receivable                                 93,750                  -


                      Conolog Corporation and Subsidiaries
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  July 31, 2003

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Organization

Conolog Corporation (the "Company") is in the business of design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmissions and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies, and various branches of the military.

The Company formed a wholly owned Subsidiary, Nologoc Corporation. In September 1998, Nologoc Corporation purchased the assets of Atlas Design, Incorporated. In January, 2001, Nologoc Corporation purchased the assets of Prime Time Staffing, Incorporated and Professional Temp Solutions Incorporated. Atlas Design, Prime Time Staffing and Professional Temp Solutions provide short-term and long-term qualified engineering and technical staff, as well as human resource consulting to various industries.

During the year ended July 31, 2000, the Company formed a wholly owned Subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation ("ICM") and was operating under the trade name, "ICM". "ICM" provides installation, maintenance, and troubleshooting of computer systems and networks. In October 2002, the Company rescinded the asset purchase agreement with Independent Computer Maintenance Corporation ("ICM") and discontinued its operations.

         Principles of Consolidation

The consolidated financial statements include the accounts of Conolog Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

         Cash and Equivalents

For the purpose of the statements of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

         Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

         Property, Plant and Equipment

Property, plant and equipment are carried at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Depreciation and amortization was $65,702 and $69,512 for the years ended July 31, 2003 and 2002, respectively. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

                      Conolog Corporation and Subsidiaries
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Research and Development

Research and Development costs are expensed as incurred.

         Revenue Recognition

Revenue for product sales are recognized at the time of shipment; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

Revenue for services provided under time and material contracts are recognized as services are provided by the temporary, contract or leased employees. Revenue from direct placements or "fixed fee contracts" is recognized at the time the candidate begins the first full day after the completion of a 30-day contingency period. Revenue from permanent placements, which are also considered fixed fee contracts, is recognized at the time the candidate begins the first full day after the completion of a required amount of temporary hours as stipulated in the Temp to Perm contract.

         Advertising Costs

Advertising costs are charged to operations when incurred. Advertising expense was $9,941 and $28,563 for the years ended July 31, 2003 and 2002, respectively.

         Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and amounted to $16,770 and $19,528 for the years ended July, 31, 2003 and 2002, respectively.

         Securities Issued for Services

The Company accounts for common stock issued for services by reference to the fair market value of the Company's stock on the date of stock issuance. Compensation, consulting and commission expense is recorded at the fair market value of the stock issued.

         Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Loss Per Share of Common Stock

Loss per share of common stock is computed by dividing net loss (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The preferred dividends are not reflected in arriving at the net loss as they are not material and would have no effect on earning per share available to common shareholders. The number of shares used in the computations were 917,349 and 379,183 for 2003 and 2002 respectively. The effect of assuming the exchange of the warrants, Series A Preferred Stock and Series B Preferred Stock in 2003 and 2002 would be anti-dilutive. All share and per share amounts reflect the 1:10 reverse split, which took place on January 10, 2003.

         Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of, and provides guidance on classification and accounting for such assets when held for sale or abandonment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a significant impact on the Company's results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, Accounting for Leases, to eliminate inconsistencies between the required accounting for sales-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescissions of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a significant impact on the Company's results of operations or financial position.

In June 2003, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

NEW ACCOUNTING PRONOUNCEMENTS (continued)

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, Accounting for Stock-Based Compensation. Additionally, SFAS No. 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. The adoption of this statement is not expected to have a significant impact on the Company's results of operations of financial position.

In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements are effective for the Company during the third quarter ending March 31, 2003. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits. The company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

INVENTORY

At July 31, 2003 inventory consisted of the following:

                 Finished goods                     $  806,199
                 Work in process                        21,477
                 Raw materials                       1,121,452
                                                    ----------
                                                    $1,949,128
                                                    ==========

Inventory of $1,599,128 was classified as non-current as only the amount the Company expects to realize in the next operating cycle has been classified as current.

OTHER RECEIVABLES

Other receivables represents a $73,016 refund from the State of New Jersey for unemployment and disability taxes assessed in prior years (based on a redetermination by the State of the Company's unemployment and disability ratings) and $323,959 resulting from the sale of the Company's New Jersey net operating loss.

IMPAIRMENT OF GOODWILL

Goodwill is assigned to specific reporting units and is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying amount is greater than its fair value. During the year ended July 31, 2003, the Company determined that the carrying amount of the goodwill exceeded it's fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $322,338 was recognized during the year ended July 31, 2003.

The Company has adopted the provisions of FASB Statement 142 during the year ended July 31, 2003. Financial condition and results of operations in accordance with statement 142 are reflected in the accompanying 2003 financial statements. The following pro forma information shows what income and earnings per share would have been had FASB Statement 142 been in effect for fiscal 2002:

                                                          July 31,
                                                        -----------
                                                            2002
                                                        -----------
           Net Loss as reported                         $(3,084,894)
           Add back amortization for goodwill                 20,102
                                                        -----------
           Adjusted Net Loss                            $(3,064,792)
                                                        ===========

           Basic loss per share as reported             $     (8.13)
           Add back amortization for goodwill                      -
                                                        -----------
                                                        $     (8.13)
                                                        ===========

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

OPERATING LEASE COMMITMENTS

The Company leases their facilities and various equipment under operating leases. Total rental expense for all operating leases of the Company amounted to approximately $36,256 and $64,607 during the years ended July 31, 2003 and 2002, respectively. The Company is currently on a month to month leases.

INCOME TAXES

The income tax (benefit) is comprised of the following:

                                                      July 31,
                                              ------------------------
                                                 2003           2002
                                              ---------      ---------
        Current Income Taxes
                 Federal                      $       -     $        -
                 State                         (323,959)      (200,300)
                                              ---------      ---------
                                              $(323,959)     $(200,300)
                                              =========      =========

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover and Research and Development Tax Credits ("R&D" Credits) to corporate taxpayers in New Jersey. During fiscal year ended July 31, 2003, the Company entered into an agreement under which it sold a portion of its NOL carryover. The total estimated proceeds of this transaction was recorded as a benefit in the accompanying financial statements.

A reconciliation between taxes computed at the federal statutory rate and the effective tax rate follows:

                                                                   July 31,
                                                               -----------------
                                                                2003       2002
                                                               ------     ------
        Federal statutory tax rate                             (34.0)%     (34.0)%
        Valuation Allowance on Net Operating Loss Carryover     15.0        28.5
        Permanent and other differences                            -           -
                                                               -----        ----
                                                               (19.0)%      (5.5)%
                                                               =====        ====

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes, and net operating losses.

The temporary differences causing deferred tax benefits are primarily due to net operating loss carry forwards.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

INCOME TAXES (continued)

At July 31, 2003, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $15,040,598 and j$207,973, respectively, which is available to offset future Federal and State taxable income, if any. The federal and state net operating loss carryforwards expire as follows:

                                                 Federal        State
                                               -----------    ---------
         2007                                  $         -    $ 21,912
         2008                                            -      57,322
         2010                                            -     128,739
         2013                                      253,276           -
         2014                                    1,232,010           -
         2015                                      957,538           -
         2017                                      550,752           -
         2018                                    1,656,388           -
         2019                                      859,696           -
         2020                                    2,141,730           -
         2021                                    2,738,451           -
         2022                                    3,084,894           -
         2023                                    1,474,863
                                               -----------    --------
                                               $14,949,598    $207,973
                                               ===========    ========

     The Company's deferred tax asset is comprised of the following temporary differences:

                                                 Federal        State
                                               -----------    ---------
         Net operating losses and tax
           credit carryforwards                $ 5,100,000    $ 18,718
         Less:  valuation allowance             (5,100,000)    (18,718)
                                               -----------    --------
                  Net Deferred Tax Assets      $         -    $      -
                                               ===========    ========

The net change in the valuation allowance for the year ended July 31, 2003 was approximately $400,000.

         Loan From Officer

Loan from officer represents advances made by an officer of the company. The advances are due one year after the date of receipt and bear interest at a rate of 4% per annum. Total advances made by the officer during the year were $180,427. Repayments to the officer were $56,499. During the year, the officer forgave $91,000 of the loan. The balance due to the officer at July 31, 2003 was $32,928.

During 2003, the Company adopted the provisions of SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt" wherein the FASB determined that gains and losses from debt extinguishments were to be recorded as extraordinary items. Accordingly, other income for the year ended July 31, 2003 includes $91,000 of gain related to the forgiveness of loans from an officer.

         Line Of Credit

The Company has a $250,000 twelve month revolving line of credit with a bank expiring December 17, 2003. The line of credit bears interest at the prime rate. As of July 31, 2003, the Company had borrowed $250,000 on the line of credit.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

         Profit Sharing Plan

The Company sponsors a qualified profit sharing plan that covers substantially all full time employees. Contributions to the plan are discretionary and determined annually by management. No contributions to the plan were made during the years ended July 31, 2003 and 2002.

The Plan also provides an employee savings provision (401(k) plan) whereby eligible participating employees may elect to contribute up to 15% of their compensation to an investment trust.

         Capital Stock

On January 10, 2003, the Board of Directors authorized a 1 for 10 reverse stock split of the Company's $.01 par value common stock.

The Series A Preferred Stock provides 4% cumulative dividends, which were $105,283 ($0.68 per share) in arrears at July 31, 2003. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $48,000 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

The Series B Preferred Stock provides cumulative dividends of $0.90 per share, which were $34,536 ($28.85 per share) in arrears at July 31, 2003. In addition, each share of Series B Preferred Stock is convertible into .005 of one share of Common Stock.

The Company has reserved 155,059 shares of Common Stock for Series A and B Preferred Stock.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

         Convertible Debentures

The Company and CLOG II LLC (the "Optionee") entered into an Option Agreement, dated November 29, 2000, (the "Option Agreement"). Pursuant to the Option Agreement, the Company has granted an option to the Optionee to purchase convertible debentures of the Company having an aggregate principal amount of up to $2,040,000. Per the Option Agreement, the option shall terminate on November 29, 2002.

The Optionee has the right to convert the principal amount of the debenture, or any portion thereof, which is at least $25,000, into that number of shares of common stock of the Company, obtained by dividing the principal amount of the debenture by the conversion price of $27.20 per share (reflects the 1:4 and 1:10 reverse split that became effective on April 19, 2002 and January 10, 2003, respectively). The Option Agreement provides that the voting power of any conversion shares owned by the Optionee will be voted in the same manner as shares voted by all other shareholders of the Company. Through the year ending July 31, 2001, the Optionee purchased $100,000 of convertible debentures and converted $75,000 of them into common stock.

On July 12, 2002, the Company and the Optionee entered into an agreement, whereby, the remaining dollar amount of convertible debentures was reduced to $1,200,000. In addition, the agreement called for the conversion of the then $25,000 outstanding debenture at a reduced conversion price of $4.166 per share (reflects the 1:10 reverse split that became effective on January 10, 2003). Pursuant to this Agreement, the Optionee converted the $25,000 convertible debenture into 60,000 shares (the "Shares") of the Company's common stock. The Company and Clog II also agreed that, if the net proceeds received by the Optionee from the Shares during the ninety day period following July 12, 2002 was less than approximately $28,000, the Company would issue the Optionee, the number of additional shares of the Company's common stock equal to the amount of the shortfall divided by the last sale price of the Shares sold by the Optionee (subject to a maximum amount limitation). Based on the foregoing, the Company issued 82,490 shares of its common stock to the Optionee.

The Company and CLOG II LLC (the "Optionee") entered into an Option Agreement, dated November 29, 2000, (the "Option Agreement"). Pursuant to the Option Agreement, the Company has granted an option to the Optionee to purchase convertible debentures of the Company having an aggregate principal amount of up to $2,040,000. Per the Option Agreement, the option terminated on November 29, 2002.

         Major Customers

The following summarizes sales to major customers (each 10% or more of net sales) by the Company:

         Year Ended       Sales to Major       Number of       Percentage of
                             Customers         Customers           Total
        ------------     ----------------     -----------     ---------------
            2003             $665,668              3               44.5%
            2002             $597,954              2               26.6%

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

         Legal Matters

A former employee and consultant has litigation pending against Conolog Corporation. Conolog denies any obligation. Management has vigorously defended this litigation. The matter has been dismissed without prejudice to allow the parties to participate in mediation. Mediation was unsuccessful. The case is currently inactive.

STOCK OPTION PLAN

         2002 Stock Option Plan

On April 23, 2002, the Board of Directors of the Company adopted the 2002 Stock Option Plan ("the 2002 Plan"). Under the 2002 Plan, the Company may grant up to 190,000 shares of common stock as either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. Subject to the terms of the 2002 Plan, options may be granted to eligible persons at any time and under such terms and conditions as determined by the 2002 Stock Option Committee (`the Committee"). Unless otherwise determined by the Committee, each stock option shall terminate no later than ten years (or such shorter time as may be fixed by the Committee) after the date in which it was granted. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of common stock as determined on the date of the grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

As of July 31, 2003, there had been no shares granted under the 2002 Plan.

COMMON STOCK ISSUED FOR SERVICES

         Consulting Agreements

In March of 2002, the Company entered into a one year consulting agreement with Leeward Consulting Group, LLC., David Michael, LLC., Hannah Wolfson, LLC., and McFadden Group, LLC. In consideration of the consulting services to be provided, the Company, at the signing of the agreement, granted Leeward Consulting Group, LLC., David Michael, LLC., Hannah Wolfson, LLC., and McFadden Group, LLC, 45,000 shares each of the Company's common stock. As per the consulting agreements after 90 days 22,500 shares will be issued and after 180 days another 22,500 shares of the Company's common stock will be issued to Leeward Consulting Group, LLC., David Michael, LLC., Hannah Wolfson, LLC., and McFadden Group, LLC. As of July 31, 2003 the remaining 22,500 shares have not been issued.

On January 22, 2003, Conolog Corporation and Mr. Andrew Cohen entered into a consulting agreement for the purpose of Investor and Public Relations Services beginning January 24, 2003 and ending April 30, 2003. Mr. Andrew Cohen received a total of 25,000 (TWENTY-FIVE THOUSAND) shares of Conolog Corporation common stock, which are not registered under the Securities Act of 1933, as amended. This contract expired on April 30, 2003.

On January 22, 2003, Conolog Corporation and Mr. Henry Hackle entered into a consulting agreement for the purpose of Investor and Public Relations Services beginning January 24, 2003 and ending April 30, 2003. Mr. Henry Hackle received a total of 25,000 (TWENTY-FIVE THOUSAND) shares of Conolog Corporation common stock, which are not registered under the Securities Act of 1933, as amended. This contract expired on April 30, 2003.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

COMMON STOCK ISSUED FOR SERVICES (continued)

On January 22, 2003, Conolog Corporation and Mr. Jeffrey Firestone entered into a consulting agreement for the purpose of Marketing and Public Relations Services beginning February 1, 2003 and ending April 30, 2003. Mr. Jeffrey Firestone received a total of 80,000 (EIGHTY THOUSAND) shares of Conolog Corporation common stock, which are not registered under the Securities Act of 1933, as amended. This contract expired on April 30, 2003.

On January 23, 2003, Conolog Corporation and Mr. Geoffrey Eiten, President of National Financial Communications Corp. entered into a consulting agreement for the purpose of Public and Investor Relations Services by National Financial to the Company beginning January 24, 2003 and ending January 31, 2004. National Financial Communications Corp. received a total of 30,000 (THIRTY THOUSAND) shares of Conolog Corporation common stock, which are not registered under the Securities Act of 1933, as amended. This contract is due to expire on January 31, 2004.

Consulting expense is recorded at the fair market value at the date of grant and is amortized over the life of the contracts. Consulting expense for the years ended July 31, 2003 and 2002 amounted to $342,250 and $373,786, respectively.

         Employees

During the years ended July 31, 2003 and 2002 the Company issued 616,300 and 75,900 shares of the Company's common stock, respectively, as additional remuneration to certain employees for past and future services. Stock Compensation expense was recorded at the fair value of the stock at the time of issuance and amounted to $665,347 and $404,234, respectively. At July 31, 2003 $222,212 was recorded as deferred compensation for future services to be provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

         Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

REPORTABLE SEGMENTS

The Company's operations are classified into two principal reportable segments that provide products or services.

                                         Electronic      Engineering &
                                      Engineering and      Technical
                                       Manufacturing       Staffing
                                      ---------------    -------------

                                          Year Ended July 31, 2003
                                      --------------------------------
        Sales                          $    604,265       $  783,195
        Net (loss)                     $(1,247,944)       $(128,739)
        Assets                         $  2,841,675       $  213,710

                                          Year Ended July 31, 2002
                                      --------------------------------
        Sales                          $    814,687       $  873,326
        Net (loss) income              $(3,135,488)       $   32,078
        Assets                         $  3,323,079       $  208,590


DISPOSITION OF SUBSIDIARY

On October 22, 2002 Conolog entered an agreement to rescind the Asset Purchase Agreement between Conolog and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and ICM agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement to the extent they still exist to Natony Corp. the former seller. The return of purchase price paid for the assets was $600,000, $300,000 in cash, at closing, a note receivable for $150,000 which will be paid over 24 months in equal monthly installments of $6,750 per month including interest of 5% beginning December 2002 (balance due at July 31, 2003 is $103,471). The note is secured by a first mortgage on a condominium owned by the purchaser. The other note receivable is for $142,340 ($150,000 less fees of $7,660) is unsecured and payable over 10 years beginning December 2004 bearing an interest rate of 5%.

                      Conolog Corporation and Subsidiaries
           Notes to the Consolidated Financial Statements (continued)

RESTATEMENT OF PRIOR PERIOD RESULTS

The Company has restated its financial statements for the year ended July 31, 2002. The restated financial results reflect the correction of errors in the Company's accounting procedures related to the Company's accounting policy of obsolete inventory, the nature of which was an overstatement of obsolete inventory recognized during the period ending July 31, 2002 and the understatement of inventory as of July 31, 2002. The impact of this adjustment on the Company's financial results as originally reported is summarized below:

                                                    Year Ended July 31, 2002
                                                 ------------------------------
                                                  As Reported      As Restated
                                                 -------------    -------------
        Retained (Deficit)                       $(17,880,488)    $(17,512,666)
        Net Loss                                   (3,452,716)      (3,084,894)
        Total Assets                                 3,163,847        3,531,669
        Loss Per Share - Basic                          (9.10)           (8.13)
        Loss Per Share - Assuming Dilution              (9.10)           (8.13)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Our Company's Certificate of Incorporation requires us to indemnify our officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in our Certificate of Incorporation applies to all actions and proceedings including those brought by or in our right. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

         Securities and Exchange
         Commission registration fee                     $   457
         Legal fees and expenses (1)                     $15,000
         Accounting fees and expenses (1)                $ 2,000
         Printing (1)                                    $ 3,000
         Miscellaneous (1)                               $ 2,000
                                                         -------
                             Total (1)                   $22,457


(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the three months ended July 31, 2004, in reliance on the exemption provided by Rule 506 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, we made the following sales of our securities.

NAME
----
STONESTREET LIMITED PARTNERSHIP *     252,892 shares of     Warrant to purchase
C/o Canaccord Capital Corporation     Common Stock          105,592 shares of common
320 Bay Street, Suite 1300                                  stock
Toronto, Ontario M5H 4A6, Canada

WHALEHAVEN CAPITAL LP *               69,572 shares of      Warrant to purchase 29,049
3rd Floor, 14 Par-Laville Road        Common Stock          shares of common stock
Hamilton, Bermuda HM08

WHALEHAVEN FUND LIMITED *             86,964 shares of      Warrant to purchase 36,310
3rd Floor, 14 Par-Laville Road        Common Stock          shares of common stock
Hamilton, Bermuda HM08

GREENWICH GROWTH FUND LIMITED *       69,572 shares of      Warrant to purchase 29,049
3rd Floor, 14 Par-Laville Road        Common Stock          shares of common stock
Hamilton, Bermuda HM08


* The common stock and warrants were sold pursuant to a Subscription Agreement dated as of July 31, 2004. The above-referenced warrants may not be exercised until February 1, 2004. The warrants issued to the selling stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the holder to the Company. The holder may allocate which of the equity of Conolog Corporation deemed beneficially owned by it shall be included in the 9.99% and which shall be allocated to the excess above 9.99%.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT          DESCRIPTION
-------          -----------

3.1 Certificate of Incorporation - incorporated by reference to the Registrant's Exhibit 3.01 to Registration Statement on Form S-1 (File No. 2-31302).

3.2 Certificate of Amendment of Certificate of Incorporation - incorporated by reference to Exhibit 3.02 to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

3.3 Certificate of Amendment of Certificate of Incorporation - incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K for July 1971.

EXHIBIT          DESCRIPTION
-------          -----------

3.4 Certificate of Ownership and Merger with respect to the merger of Data Sciences (Maryland) into the Registrant and the change of Registrant's name from "Data Sciences Incorporated" to "DSI Systems, Inc." - incorporated by reference to Exhibit 3.03(a) to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

3.5 Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof of the Series A Preferred Stock (par value $.50) of DSI Systems, Inc.
                 - incorporated by reference to Exhibit 3.04 to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

3.6 Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof of the Series A Preferred Stock (par value $.50) of DSI Systems, Inc.
                 - incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K for November 1972.

3.7 Certificate of Ownership and Merger respecting merger of Conolog Corporation into the Registrant and the changing of the Registrant's name from "DSI Systems, Inc." to "Conolog Corporation" - incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K for June 1975.

3.8 Amended By-Laws - incorporated by reference to Exhibit 3(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1981.

4.1 Specimen common stock certificate - incorporated by reference to the Registrant's registration statement on Form S-1 (File No. 333-92424).

4.2 Subscription Agreement dated as of July 30, 2004, among Conolog Corporation and the subscribers named therein - incorporated by referenced to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission on August 9, 2004.

4.3 Form of Warrant dated as of July 30, 2004, issued by Conolog Corporation to each of the subscribers named in the Subscription Agreement - incorporated by referenced to Exhibit
                 10.2 of the Form 8-K filed with the Securities and Exchange Commission on August 9, 2004.

5.1              Opinion of Milberg Weiss Bershad & Schulman LLP

10.1 Securities Purchase Agreement between the Company and Laurus Master Fund Ltd., dated April 26, 2004 - incorporated by reference to Exhibit 4.1 of the Form 8-K filed on June 10, 2004.

10.2 Registration Rights Agreement between the Company and Laurus Master Fund Ltd., dated as of April 26, 2004 - incorporated by reference to Exhibit 4.2 of the Form 8-K filed on June 10, 2004.

10.3 Form of Convertible Term Note between the Company and Laurus Master Fund Ltd. - incorporated by reference to Exhibit 4.3 of the Form 8-K filed on June 10, 2004.

10.4 Form of Common Stock Purchase Warrant between the Company and Laurus Master Fund Ltd. - incorporated by reference to Exhibit
                 4.4 of the Form 8-K filed on June 10, 2004.

10.5 Security Agreement between the Company and Laurus Master Fund Ltd. - incorporated by reference to Exhibit 4.5 of the Form 8-K filed on June 10, 2004.

EXHIBIT          DESCRIPTION
-------          -----------

10.6 Stock Pledge Agreement between the Company and Laurus Master Fund Ltd. incorporated by reference to Exhibit 4.7 of the Form 8-K filed on June 10, 2004.

10.7 Subsidiary Security Agreement between NOLOGOC Corp. and Laurus Master Fund Ltd. incorporated by reference to Exhibit 4.6 of the Form 8-K filed on June 10, 2004.

10.8 Subsidiary Guarantee between NOLOGOC Corp. and Laurus Master Fund Ltd. incorporated by reference to Exhibit 4.8 of the Form 8-K filed on June 10, 2004.

23.1             Consent of Rosenberg Rich Baker Berman & Company

23.2             Consent of Milberg Weiss Bershad & Schulman (included in
                 Exhibit 5.1)


Item 28. UNDERTAKINGS.

(A)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  Undertaking Required by Regulation S-B, Item 512(e).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)  Undertaking Required by Regulation S-B, Item 512(f)

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, New Jersey, on the 16 day of September, 2004.

                                         CONOLOG CORPORATION


                                         By: /s/ Robert S. Benou
                                             ----------------------------------
                                         Robert Benou
                                         Chairman, Chief Executive Officer and
                                         Chief Financial Officer

         Each person whose signature appears below constitutes and appoints Robert Benou or March Benou his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

September 16, 2004                        /s/ Robert S. Benou
                                           -------------------
                                           Robert S. Benou
                                           Chairman, Chief Executive Officer
                                           and Director

September 16, 2004                        /s/ Marc R. Benou
                                           -----------------
                                           Marc R. Benou
                                           President, Chief Operating Officer,
                                           Secretary and Director

September 16, 2004                        /s/ Louis S. Massad
                                           -------------------
                                           Louis S. Massad
                                           Director

September 16, 2004                         /s/ Edward J. Rielly
                                           --------------------
                                           Edward J. Rielly
                                           Director

                       STATEMENT OF DIFFERENCES

The dagger symbol shall be expressed as......................................'D'